Exhibit 4.2

CERTIFICATE OF DESIGNATIONS OF

8.125% SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PREFERRED STOCK OF

UWM HOLDINGS CORPORATION

UWM Holdings Corporation, a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

WHEREAS, the Corporation has entered into a Merger Agreement (the “Merger Agreement”), dated as of December 17, 2025, by and between the Corporation and Two Harbors, Inc. (“Two Harbors”), pursuant to which the Corporation has agreed, among other things, to issue (i) to holders of the 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Two Harbors (the “TWO Series A Preferred Stock”), one share of Series A Preferred Stock (as defined below) for each one share of TWO Series A Preferred Stock outstanding at the closing of the Merger Agreement, (ii) to holders of the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Two Harbors (the “TWO Series B Preferred Stock”), one share of Series B Preferred Stock (as defined below) for each one share of TWO Series B Preferred Stock outstanding at the closing of the Merger Agreement and (iii) to holders of the 7.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Two Harbors (the “TWO Series C Preferred Stock”), one share of Series C Preferred Stock (as defined below) for each one share of TWO Series C Preferred Stock outstanding at the closing of the Merger Agreement.

RESOLVED, that pursuant to the authority expressly vested in the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (as amended and restated from time to time, the “Charter”), there is hereby created and provided out of the authorized but unissued Preferred Stock of the Corporation (the “Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

1.        Designation and Number. A series of Preferred Stock designated as the “8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” is hereby authorized (the “Series A Preferred Stock”). The number of authorized shares of the Series A Preferred Stock shall be 5,050,221.

2.        Redemption. The Series A Preferred Stock will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise purchase the Series A Preferred Stock or (ii) the Series A Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment the funds to redeem the Series A Preferred Stock.

3.          Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all series of Common Stock (as defined in the Charter and to all classes or series of stock of the Corporation other than to all classes or series of stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 7.625%  Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), 7.25%  Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and all classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

4.           Dividends.

(a)

(i)         Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series A Preferred Stock from, and including, the Interest Commencement Date (as defined below) of the Series A Preferred Stock to, but not including, April 27, 2027 (the “Fixed Rate Period”), will be 8.125% of the $25.00 per share liquidation preference per annum (equivalent to $2.03125 per annum per share). On and after April 27, 2027 (the “Floating Rate Period”), dividends on the Series A Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate equal to (1) Three-Month CME Term SOFR (as defined below), plus (2) the Three-Month CME Term SOFR Spread Adjustment (as defined below) plus (3) a spread of 5.660%.  Dividends on the Series A Preferred Stock shall accumulate daily and with respect to any shares of Series A Preferred Stock issued on [   ]1 shall be cumulative from, and including [  ]2 (the “Interest Commencement Date”) or, with respect to any shares of Series A Preferred Stock issued after [   ]3, shall be cumulative from the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full, and shall be payable quarterly in arrears on the 27th day of each April, July, October and January beginning [  ]4 (each, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date; provided, further, that if the postponement would cause such Dividend Payment Date to fall in the next calendar month during the Floating Rate Period, such Dividend Payment Date will instead be brought forward to the immediately preceding Business Day. No interest, additional dividends or sums in lieu of interest will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. During the Fixed Rate Period, any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period (as defined below), will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on [  ]5 will be in the amount of $0.75043 per share of Series A Preferred Stock). During the Floating Rate Period, any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year and the number of days actually elapsed. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

1 Insert Closing Date
2 Insert date of the first day of the Dividend Period in process on the Closing Date.
3 Insert Closing Date
4 Insert date of the first Interest Payment Date after the Closing.
5 Insert date of the first Interest Payment Date after the Closing.

(ii)         In accordance, with the determination made by the Calculation Agent with respect to the TWO Series A Preferred Stock as a result of the cessation of the quotation of Three-Month LIBOR, Three‑Month CME Term SOFR together with the Three-Month CME Term SOFR Spread Adjustment, shall constitute the benchmark for calculating dividends during the Floating Rate Period. If Three‑Month CME Term SOFR is not published or is otherwise unavailable on the applicable Dividend Determination Date, the Calculation Agent shall determine a successor SOFR‑based rate for a three‑month tenor, incorporating the same spread adjustment, in its sole discretion. Any rate so determined by the Calculation Agent shall be final and binding on the Corporation and the holders of the Series A Preferred Stock, absent manifest error.

The term “Three-Month CME Term SOFR” shall be calculated for each Dividend Period and means, on any Dividend Determination Date (as defined below): the Three-Month CME Term SOFR Reference Rate at approximately 5:00 a.m., New York time (or any amended publication time as specified by the CME Term SOFR Administrator) on the second U.S. Government Securities Business Day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. “Three-Month CME Term SOFR Reference Rate” means, for any Dividend Determination Date with respect to the relevant Dividend Period in the Floating Rate Period, the rate per annum published by the CME Term SOFR Administrator as the forward-looking term rate based on SOFR for a three month tenor and identified by the Calculation Agent as such. If by 5:00 p.m. (New York time) on such Three-Month CME Term SOFR Determination Day, the Three-Month CME Term SOFR Reference Rate has not been published by the CME Term SOFR Administrator, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Three-Month CME Term SOFR Reference Rate for such Three-Month CME Term SOFR Determination Day will be the Three-Month CME Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Three-Month CME Term SOFR Reference Rate was published by the CME Term SOFR Administrator. Otherwise, if the Three-Month CME Term SOFR Reference Rate is not available or published or cannot be determined, in each case, in accordance with the foregoing provisions, then the most recent available publication of the Three-Month CME Term.

The term “Three-Month CME Term SOFR Spread Adjustment” means a tenor spread adjustment of 0.26161%.

The term “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

The term “CME Term SOFR Administrator” means CME Group Benchmark Administration, Ltd., as administrator of the forward-looking term secured overnight financing rate (or a successor administrator).

The term “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

The term “Dividend Period” means the period from, and including, a Dividend Payment Date but excluding the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the Interest Commencement Date to, but excluding [  ]6.

(b)         No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.

(c)         Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Stock.

6 Insert date of the first Interest Payment Date after the Closing.

(d)        Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods: (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation: (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation: and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and shares of any other class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e)         When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, all dividends declared upon the Series A Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and all other such shares of stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5.          Liquidation Preference.

(a)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and such holders of Series A Preferred Stock shall not be entitled to any further payment.

(b)        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity basis with the Series A Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series A Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)         Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series A Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, statutory conversion, merger, domestication, statutory transfer, or continuance of the Corporation or the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d)       In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

6.           Redemption.

(a)         Not Redeemable.  The Series A Preferred Stock is not redeemable prior to April 27, 2027 except as set forth in this Section 6.

(b)        Optional Redemption Right. On and after April 27, 2027, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest.

(c)        Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a) hereof, upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock pursuant to this Section 6, the holders of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series A Preferred Stock called for redemption.

(d)       A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a stock purchase, merger, consolidation, statutory conversion, domestication, statutory transfer, continuance or other acquisition transaction or series of stock purchases, mergers, consolidation, statutory conversion, domestication, statutory transfer, continuance or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e)         In the event the Corporation elects to redeem Series A Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to the provisions described in Section 6(b) or Section 6(c) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(f)         Holders of shares of Series A Preferred Stock to be redeemed shall surrender the certificates representing shares of Series A Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)        If notice of redemption of any shares of Series A Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h)        If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i)         If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot.

(j)        Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

(k)         Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation).

(l)         Subject to applicable law, the Corporation may purchase shares of Series A Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series A Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be retired and resume the status of authorized but unissued shares of Preferred Stock, without designation as to any series of Preferred Stock, and may thereafter be issued as any shares of Preferred Stock or any series of Preferred Stock.

7.         Conversion. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)         Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not declared), but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series A Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 5.38213 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)         The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of Common Stock to existing holders of Common Stock), stock dividends, subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series A Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

(c)         The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series A Preferred Stock.

(d)        The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) if Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

(e)        In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)        If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)       No fractional shares of Common Stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)        Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series A Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series A Preferred Stock to their addresses as they appear on the stock records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series A Preferred Stock, holders of Series A Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock; (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series A Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series A Preferred Stock may withdraw shares of Series A Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(i)         The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series A Preferred Stock.

(j)         To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

(k)       Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)          Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)        Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n)        The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o)        In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of Common Stock or other property.

(p)        Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.

8.           Voting.

(a)        Holders of Series A Preferred Stock will not have any voting rights or power, except as set forth in this Section 8. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of the Series B Preferred Stock, the Series C Preferred Stock and any other series of Preferred Stock have the right to vote with the Preferred Stock as a single class on any matter, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and each such other series of Preferred Stock will have one vote for each $25.00 of liquidation preference of such shares (excluding accumulated dividends).

(b)         Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock and the Series C Preferred Stock), and the holders of Series A Preferred Stock voting as a single class with the holders of the Series B Preferred Stock, the Series C Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 20% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and all other series of Preferred Stock the Corporation may issue and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series A Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of Series A Preferred Stock to elect any directors will cease and, unless there are other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series A Preferred Stock shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. If the Corporation fails to call the above special meeting within 20 days of receiving proper notice, any holder of Series A Preferred Stock (or any other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may call such a meeting at the Corporation’s expense solely for the election of such additional directors. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series A Preferred Stock (voting together as a single class with the Series B Preferred Stock, the Series C Preferred Stock and all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series A Preferred Stock and the Series B Preferred Stock, the Series C Preferred Stock and all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of Series B Preferred Stock, the Series C Preferred Stock and all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

(c)        If, at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and any other series of Preferred Stock upon which like voting rights have been conferred and are exercisable. Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and any series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable).

(d)       So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and each other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation and upon which like voting rights have been conferred and are exercisable (voting together as a single class) (and which have been adversely impacted in the case of Section 8(d)(ii)), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the issued stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, statutory conversion, consolidation, domestication, statutory transfer, continuance or otherwise, so as to materially and adversely affect any right, preference, or power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series A Preferred Stock receive shares of stock or other equity interests with rights, preferences, and powers substantially the same as those of the Series A Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, or power of the Series A Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series A Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series of stock of the Corporation ranking on a parity with or junior to the Series A Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, or powers of the Series A Preferred Stock.

(e)         The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series A Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption pursuant to Section 6 hereof.

(f)         Except as expressly stated in this Section 8, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series A Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the rights, preferences, or powers of only the Series A Preferred Stock.

(g)         Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Charter would materially and adversely affect the rights, preferences, or powers of the Series A Preferred Stock but shall not so affect other series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) shall also be required.

9.         Information. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “large accelerated filer” within the meaning of the Exchange Act.

10.         [Reserved]

11.        Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12.       No Preemptive Rights. No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer on this ______________.

UWM HOLDINGS CORPORATION

By:

Name:

Title: